FOR IMMEDIATE RELEASE
May 13, 2020

AES United States Strategic Business Unit announces resignation of IPL and DP&L President and CEO

INDIANAPOLIS, Ind. - The AES Corporation (NYSE: AES) United States Strategic Business Unit announced today that its US Utilities President and CEO Vince Parisi has resigned to spend more time with his family, who reside in the Columbus, Ohio area. Parisi, who is the President and CEO of Indianapolis Power & Light Company (IPL) and The Dayton Power and Light Company (DP&L), will depart effective June 5, 2020.

“I thank Vince for his thoughtful leadership, customer centric approach and focus on our Indianapolis and Dayton communities,” said Lisa Krueger, AES United States Strategic Business Unit President. “We will continue to deliver safe, reliable and affordable energy service to our customers and invest in the communities we serve.”

Parisi joined AES a year ago, bringing executive leadership experience from various Ohio-based energy companies. During his tenure at IPL and DP&L, he led projects driving strategic growth and transformation at both utilities and charged his teams with providing the highest level of customer service.

“Leaving AES is a bittersweet decision, but it is the best choice for my family and me at this time,” Parisi said. “I value the talented team at AES and the friendships I made here and, in the Indianapolis and Dayton communities. I wish everyone at AES my best as they continue to accelerate the future of energy.”

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About AES and Indianapolis Power & Light Company: The AES Corporation (NYSE: AES) is a Fortune 500 global power company. We provide affordable, sustainable energy to 14 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce is committed to operational excellence and meeting the world’s changing power needs. Our 2019 revenues were $10 billion and we own and manage $34 billion in total assets. To learn more, please visit  www.aes.com. Follow AES on Twitter @TheAESCorp.

Indianapolis Power & Light Company (IPL), an AES Company, provides retail electric service to more than 500,000 residential, commercial and industrial customers in

Indianapolis, as well as portions of other Central Indiana communities surrounding Marion County. During its long history, IPL has supplied its customers with some of the lowest-cost, most reliable power in the country. For more information about the company, please visit  www.IPLpower.com or connect with us on   Twitter,  Facebook and  LinkedIn.

Media Contact:
Courtney Arango
Indianapolis Power & Light Company
Mobile: 317.220.1501
courtney.arango@aes.com

Gail Chalef
Senior Manager, Global Press and Media Relations
AES Corporation
Mobile: 703.682.6428
gail.chalef@aes.com